   As filed with the Securities and Exchange Commission on January 29, 1999
                                                Registration No. 333-
________________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ---------------------


                                   FORM S-3

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               AGRIBIOTECH, INC.
            ------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

           Nevada                                             85-0325742
-----------------------------                            ---------------------
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                           Identification Number)

                           120 Corporate Park Drive
                            Henderson Nevada 89014
                                (702) 566-2440
               -------------------------------------------------
      (Address, Including Zip Code, and Telephone Number, Including Area
              Code, of Registrant's Principal Executive Offices)

                  Dr. Johnny R. Thomas, Chairman of the Board
                               AgriBioTech, Inc.
                           120 Corporate Park Drive
                            Henderson Nevada 89014

                                 (702)566-2440
               -------------------------------------------------
      (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent for Service)

                                  Copies to:

                            Elliot H. Lutzker, Esq.
                            Snow Becker Krauss P.C.
                               605 Third Avenue
                           New York, New York 10158
                 Tel:  (212) 687-3860    Fax:  (212) 949-7052

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

________________________________________________________________________________

                                                Proposed             Proposed
                                                 Maximum              Maximum
                                             Offering Price          Aggregate              Amount of
                                              Per Share (1)      Offering Price(1)       Registration Fee
                                             -------------       -----------------       ----------------
     Common Stock,
     $.001 par value     330,000(2)(3)           $12.00              $3,960,000               $1,100.88
     $.001 par value     600,000(3)(4)           $15.00              $9,000,000               $2,502.00
     $.001 par value     122,150(3)(5)           $17.50(6)           $2,137,625                 $594.26
                                                                                              ---------
         Total:                                                                               $4,197.14(7)

____________________
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) Represents shares issuable upon exercise of Common Stock Purchase Warrants at $12.00 per share.

(3) This Registration Statement also covers such indeterminable additional shares as may become issuable pursuant to Rule 416 as a result of anti-dilution adjustments.

(4) Represents shares issuable upon exercise of Common Stock Purchase Warrants at $15.00 per share.

(5) These shares were issued in a private placement in connection with the Company's September 18, 1998 acquisition of Garden West Distributors, Inc.

(6) Calculated solely for purposes of determining the registration fee pursuant to Rule 457(c) based upon the closing sale price of the Common Stock of the Registrant on January 25, 1999 on the Nasdaq National Market of $8 15/16 per share.

(7) Of this amount, the fee of $1,100.88 for 330,000 shares of Common Stock was paid upon the filing on October 26, 1998 of Registration Statement No. 333-66145 and the remaining $3,096.26 is being paid with this new Registration Statement.
                             _____________________



     Pursuant to Rule 429 under the Securities Act, the Prospectus included as a part of this Registration Statement shall be deemed to replace the Registrant's Registration Statement (File Number 333-66145). Such earlier registration statement registered 886,410 shares of Common Stock issuable upon exercise of warrants, of which 330,000 shares and the $1,100.88 filing fee associated with such securities are being carried forward. Upon effectiveness of this Registration Statement, the remaining 556,410 shares shall be deemed to be withdrawn from such earlier Registration Statement. This Registration Statement and the Registration Statement being replaced hereby are collectively referred to herein as the "Registration Statement."

                                 _____________

                    SUBJECT TO COMPLETION, JANUARY 29, 1999

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS


                               AGRIBIOTECH, INC.


                           _________________________

The Offering:

Shares of common stock offered
     by Selling Stockholders..........  1,052,150

Offering price........................  The selling stockholders may offer the shares for sale on the Nasdaq National
                                        Market at the market price at the time
                                        of the sale. The selling stockholders
                                        may also offer the shares in privately
                                        negotiated transactions either at the
                                        market price at the time of the sale, at a price related to the market price or at a negotiated price. On January 28, 1999, the closing sale price of ABT common stock on the Nasdaq National Market was $ 8 9/16 per share.

Nasdaq National Market Symbol........   ABTX

                           _________________________

     The shares offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Pursuant to Rule 429 under the Securities Act this prospectus replaces our preliminary prospectus dated October 26, 1998.

                           _________________________

                                       __,1999

     This prospectus incorporates important business and financial information about AgriBioTech that is not included in or delivered with this prospectus. You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address: AgriBioTech, Inc., Attention: Secretary, 120 Corporate Park Drive, Henderson, NV 89014: telephone number (702) 566-2440. We will provide copies of all documents requested (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.


                               TABLE OF CONTENTS


PROSPECTUS SUMMARY..............................................  -3-

RISK FACTORS....................................................  -6-

USE OF PROCEEDS................................................. -13-

DIVIDEND POLICY................................................. -14-

PRICE RANGE OF COMMON STOCK..................................... -14-

RECENT DEVELOPMENTS AND WEB SITE DISCLOSURES.................... -14-

SELLING STOCKHOLDERS............................................ -19-

DESCRIPTION OF CAPITAL STOCK.................................... -21-

PLAN OF DISTRIBUTION............................................ -23-

COMMISSION POSITION ON INDEMNIFICATION
     FOR SECURITIES ACT LIABILITIES............................. -25-

LEGAL MATTERS................................................... -25-

EXPERTS......................................................... -26-

                              PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand the circumstances and terms of the offering and for complete information about ABT, you should read this entire document and the information incorporated by reference, including the financial statements and the notes to the financial statements.

THE COMPANY

     ABT is the largest agricultural seed company in the United States that specializes in developing, processing, packaging and distributing varieties of forage (crops in which the entire plant is harvested for livestock comsumption) and cool-season turfgrass seeds (seed used in home-lawns, golf courses, parks, cemetaries and roadway medians). Since January 1, 1995, we have completed 34 acquisitions and, including net sales from the businesses we have acquired, we have grown from net sales of $29,000 in fiscal 1994 to pro forma net sales of approximately $409 million for the fiscal year ended June 30, 1998. We own all elements of our forage and turfgrass seed operations including traditional genetic breeding (by breeding varieties with desirable traits together to form a new variety) and research and development programs, seed processing plants that clean, condition and package seed grown under contract for us, and national and international sales and distribution networks. This means that we are a vertically intergrated business. ABT's headquarters are located at 120 Corporate Park Drive, Henderson, NV 89014; telephone (702) 566-2440.



WHERE YOU CAN FIND MORE INFORMATION

          ABT is subject to the information requirements of the Securities Exchange Act of 1934. In accordance with the Securities Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Northeast Regional Office at Seven World Trade Center, New York, New York 10048, and at the Midwest Regional Office at 500 West Madison Street, Chicago, Illinois 60611-2511. You may also purchase copies of our SEC filings, by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the SEC's Worldwide Web site at http://www.sec.gov. You may find additional information about ABT at our Web site at http://www.agribiotech.com.

     This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. The SEC allows us to "incorporate by reference" information that we file with them. This means that we can disclose important information to you by referring you to other documents that we have filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that we file later will automatically update and may supersede this information. For further information about ABT and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference.

     (i) Our 1998 Form 10-K for the fiscal year ended June 30, 1998 as amended on January 29, 1999;

     (ii) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996 (as amended on July 12, 1996) and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998;

     (iii) Our Current Reports on Form 8-K that we filed since July 1, 1998:

            - Dated October 30, 1996 and amended on January 13, 1997, February 17, 1998 and August 11, 1998
            -  Dated May 22, 1998 and filed August 11, 1998
            - Dated June 23, 1998 and filed on July 8, 1998 and amended on August 28, 1998
            - Dated August 28, 1998 and filed September 11, 1998 and amended on November 12, 1998 and January 29, 1999
            -  Dated June 30, 1998 and filed October 26, 1998
            -  Amendment filed August 11, 1998 to report dated May 15, 1997
            - Amendments filed August 11, 1998 and August 27, 1998 to report dated August 22, 1997
            -  Amendment filed August 11, 1998 to report dated January 6, 1998
            -  Amendment filed August 11, 1998 to report dated January 9, 1998
            - Amendments filed August 11, 1998 and September 4, 1998 to report dated January 26, 1998
            -  Amendments filed August 28, 1998 to report dated October 22,
               1997;

            -  Dated December 30, 1998 and filed on January 11, 1999

            -  Dated January 22, 1999 and filed on January 27, 1999

     (iv) The description of our Common Stock, $.001 par value, in our registration statement on Form 8-A (File No. 0-19352), filed July 11, 1995, pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such information;

     (v) Our Proxy Statement dated January 11, 1999 for our Annual Meeting to be held on February 22, 1999; and

     (vi) All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all the securities remaining unsold.

     You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address:
AgriBioTech, Inc., Attention: Secretary, 120 Corporate Park Drive, Henderson, NV 89014; telephone number (702) 566-2440. We will provide copies of all documents requested (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

     ABT has not authorized any person to give any information or to make any representations in connection with sales of the shares by the selling stockholders other than those contained in this prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this prospectus. The information in this prospectus is correct as of the date of this prospectus. You should not assume that there has been no change in the affairs of ABT since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any circumstances in which such an offer or solicitation is unlawful.

THE OFFERING

     We are registering 1,052,150 shares of our common stock for resale by certain selling stockholders. This incudes an aggregate of 930,000 shares issuable to investors that purchased common stock purchase warrants from us in private transactions that were exempt from the registration requirements of the Securities Act of 1933. The warrants give those investors the right to purchase 330,000 shares of our common stock at $12.00 per share and 600,000 shares of our common stock at $15.00 per share, at any time for three years from the date they were issued. An additional 122,150 shares were issued in connection with our acquisition of Garden West Distributors and are being registered for resale by the former owners of that business. The warrants are collectively referred to as the "warrants", the investors are collectively referred to as the "selling stockholders" and the shares issued and/or issuable to them are referred to as the "selling stockholder shares."

     We are registering the selling stockholder shares pursuant to our agreements with the selling stockholders. We also agreed to pay the expenses of this registration, which we estimate will be approximately $40,000. Each of the selling stockholders will pay the cost of all brokerage commissions and discounts, and all expenses incurred by them in connection with sales of their selling stockholder shares. See "Plan of Distribution."

     Commencing on the effective date of this prospectus, the selling stockholders may, from time to time, sell, transfer or pledge their selling stockholder shares directly to purchasers, transferees or pledgees. The selling stockholders may also offer their selling stockholder shares through agents, brokers, dealers or underwriters who may receive compensation in the form of commissions or discounts. We anticipate that the selling stockholders will offer the selling stockholder shares either on the Nasdaq National Market or in privately negotiated transactions or by both methods. We expect the price for the selling stockholder shares to be the market price prevailing at the time of sale, a price related to the prevailing market price or a negotiated price. Prior to selling any of their shares, the selling stockholders must satisfy the prospectus delivery and other requirements of the Securities Act.

USE OF PROCEEDS

     ABT will not receive any proceeds from the sale of the selling stockholder shares by the selling stockholders. We will receive gross proceeds of up to $12,960,000 from the exercise of the 930,000 Warrants, which we will use to fund the cash portion of acquisitions and/or for working capital purposes.

                                 RISK FACTORS


     Before you invest in our common stock, you should be aware that there are various risks, including those described below, that may affect our business, financial condition and results of operations. We caution you, however, that this list of risk factors may not be exhaustive, particularly with respect to future filings.

     Recent Rapid Growth and Potential Difficulties in Managing Growth.
     -----------------------------------------------------------------

     We have acquired all or part of 34 businesses in the forage and turfgrass seed sector since January 1, 1995 and intend to further expand current levels of operations. As a result of these acquisitions, we have experienced significant revenue growth and expanded the number of our employees and the geographic scope of our operations. This rapid growth has placed and may continue to place significant demands on our management, technical, financial and other resources. To manage growth effectively, we will need to improve operational, financial and management information systems, procedures and controls. We may not be able to manage future growth effectively, and failure to do so could have a material adverse effect on our business, financial condition and/or operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1998 Form 10-K and the September 30, 1998 Form 10-Q (collectively, the "MD&A"), and "Description of Business - Acquisition Program" in the 1998 Form 10-K.

     Adverse Effects of Possible Failure to Integrate Our Acquisitions.
     -----------------------------------------------------------------

     Our future success depends upon our ability to combine or integrate the operations of the businesses we have acquired and businesses we may acquire in the future into a vertically integrated company which represents the full spectrum of the forage and turfgrass seed production, processing, research and development, sales and distribution process, rather than just one component of this process. If we cannot successfully integrate all of the businesses we have acquired or that we acquire in the future, our business, financial condition and/or operating results may be materially adversely affected. As part of the process of integrating the businesses acquired we initially announced that we expected to record a non-recurring expense of between $5 million and $15 million during Fiscal 1999. We subsequently announced that we expected the charge to be at the upper end of the range or possibly higher. This will consist mainly of severance and employment related costs and the closing of certain facilities. You should therefore evaluate our prospects in light of the problems, expenses, delays and complications associated with operating, managing and integrating a large group of diverse businesses. See "MD&A" and "Description of Business - Acquisition Program" in the 1998 Form 10-K.

     No Assurance of Ability to Continue to Complete Additional Acquisitions.
     -----------------------------------------------------------------------


     We have experienced significant growth in net sales, from approximately $26 million in the fiscal year ended June 30, 1996 ("Fiscal 1996") to $66 million in the fiscal year ended June 30, 1997 ("Fiscal 1997"), $205 million in the fiscal year ended June 30, 1998 ("Fiscal 1998") and pro forma net sales of approximately $409 million for Fiscal 1998 reflecting the disposition of the fertilizer division of Willamette Seed Company, but not including pending acquisitions. While we have been able to acquire 34 businesses since January 1995, we may not make as many acquisitions in the future. Our future growth depends upon our ability to continue to make acquisitions, and to increase sales from existing operations. We may not be successful in doing either.

     Potential Undiscovered Liabilities Associated with Acquisitions.
     ---------------------------------------------------------------

     The businesses that we have acquired may have existing liabilities that we did not discover or may have been unable to discover during our pre-acquisition investigation. If such liabilities exist, we could have liabilities that result from the conduct of prior owners of the businesses and our operations may be materially adversely affected. These liabilities may arise from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements. Any indemnities or warranties that we receive from prior owners may not fully cover such liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or for other reasons.

     Possible Inability to Develop New Products.
     ------------------------------------------

     We are developing new, genetically superior forage and turfgrass varieties which we believe will play a key role in our success. If we are not able to develop and successfully market genetically superior strains either through our own efforts or with industry partners, our business, financial condition and results of operations may be materially adversely affected. See "Description of Business--Research and Development" in the 1998 Form 10-K.

     Possible Inability to Obtain Market Acceptance.
     ----------------------------------------------

     Even if we are successful in developing genetically superior forage and turfgrass varieties, there can be no assurance that there will be a market for such products. Even if a market for these products develops, there can be no assurance that we will recoup the costs associated with developing and marketing them. If we cannot effectively market new products we develop at prices sufficient to cover costs and generate adequate return on capital, our business, financial condition and results of operations may be materially adversely affected.

     Reliance on Patents and Proprietary Rights.
     ------------------------------------------

     We own the proprietary rights to a number of forage and turfgrass varieties that are protected under the Plant Variety Protection Act ("PVPA") and are seeking to acquire and/or develop other PVPA protected varieties. These proprietary rights may be challenged, invalidated or circumvented. In addition, others could claim that products that we develop violate their proprietary rights. We may incur substantial costs in asserting our proprietary rights against others, and/or defending any infringement suits brought against us by others. See "Description of Business--Proprietary Rights" in the 1998 Form 10-K.

     Possible Inability to Access Biotechnology.
     ------------------------------------------

     Breakthroughs in biotechnology have led to the introduction of new, improved and specialized seeds in the corn, soybean and cotton seed sectors. We believe that similar biotechnology breakthroughs will also lead to the introduction of enhanced seeds in the forage and turfgrass seed sector. However, if we are unable to access such biotechnology we may not be able to improve our margins and profitability as was accomplished in these other seed sectors. Our objective is to become the licensee or partner of choice in our seed sector for owners of new genetic traits in plants for crops that were developed through biotechnology, or genetic engineering. These genetic traits, which increase the value of the crop grown from the seed, are known as value-added genetic traits. If we cannot license value-added genetic traits, or if we cannot develop and market commercially viable products from such licenses at prices sufficient to cover costs and generate adequate return on capital, our business, financial condition and results of operations may be materially adversely affected. See "Description of Business--Proprietary Rights" in the 1998 Form 10-K.

     Possible Inability to be Competitive.
     ------------------------------------

     The seed industry and the field of agricultural technology are both highly competitive. The major agricultural seed companies in the United States focus their sales around hybrid seed corn (Pioneer Hi-Bred International, DEKALB Genetics Corporation, Novartis AG and Mycogen Corporation), cotton seed (Delta and Pine Land Company) and other grain crops. In the past, these companies have treated forage and turfgrass seeds as ancillary crops. This is the opposite of our business strategy, which is to treat forage and turfgrass seed as our primary product. Therefore, our major competitors in the forage and turfgrass seed sector currently are large regional companies and numerous small family seed businesses.

     Our largest United States competitors in the alfalfa seed industry are Cenex/Land O'Lakes/Research Seed, Helena/AgriPro, Pioneer and Cal/West Seeds, each of which we estimate has annual alfalfa seed sales of between $20 and $60 million. Our largest competitors for forages other than alfalfa are FFR Research and its farm cooperative members. We also compete with small family
owned businesses that are strong competitors in small geographic areas.   In the
cool-season turfgrass seed industry we compete with a number of companies that have annual sales of between $20 and $80 million. Most of these companies are regional companies with only Pennington Seed and O.M. Scott having national brand name acceptance.

     Although many of our competitors are small family owned businesses and regional companies, any of the major agricultural seed companies may decide to intensify their efforts in the forage and turfgrass seed sector and compete against us. We may not be able to compete successfully against such companies. These competitive factors could have a material adverse effect on the Company's business, results of operation and/or financial condition. See "Description of Business--Competition" in the 1998 Form 10-K.

     Lack of Historical Profitability; Accumulated Deficit.
     ------------------------------------------------------

     Over the life of the Company, we have not shown consistent profitability. We have reported only four profitable quarters since becoming a publicly owned company in September 1993 and Fiscal 1998 was our first profitable year. We had an accumulated deficit of $11,704,613 through September 30, 1998.

     Possible Inability to Service Substantial Indebtedness; Effects of
     ------------------------------------------------------------------
     Financial Leverage.
     ------------------

     We have indebtedness that is substantial in relation to our stockholders' equity, and interest and debt service requirements that are significant compared to our cash flow from operations. Our cash flow from operations, to date, has not been sufficient to meet our debt service obligations without additional equity and debt financings. We have a revolving credit facility (the "Revolving Credit Facility") under which we may incur up to $100 million of indebtedness (subject to a borrowing base computation and compliance with certain financial covenants). As of January 14, 1999, we have repaid both the $15 million overadvance facility under the Revolving Credit Facility and our $15 million bridge loan. As of January 27, 1999, we had borrowed approximately $78 million under the Revolving Credit Facility and approximately $7 million was available to be borrowed. As of September 30, 1998, we had short-term debt and long-term obligations outstanding aggregating approximately $124 million, including the Revolving Credit facility, the $15 million overadvance facility under it, and a $15 million bridge loan. It is possible we may not have sufficient funds in the future to meet our obligations under the Revolving Credit Facility and any other indebtedness that we may incur.

    The degree to which we are leveraged could have important consequences to you. For example:

     .    our level of indebtedness could make it more difficult to satisfy our debt repayment obligations;

     .    our level of indebtedness could increase our vulnerability to general adverse economic and industry conditions;

     .    a substantial portion of our cash flow from operations must be dedicated to debt service and is, therefore, not available for operations and other purposes;

     .    our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, research and development, or general corporate purposes may be impaired;

     .    our leverage position and covenants contained in the Revolving Credit
     Facility could limit our ability to expand, compete and make capital improvements; and

     .    our borrowings under the Revolving Credit Facility are and will continue to be at variable rates of interest, which exposes us to the risk of increased interest rates.

     Our ability to pay interest on the Revolving Credit Facility and to satisfy our other obligations depends upon our future financial and operating performance. Our financial and operating performance may be affected by prevailing economic conditions and financial, business, competitive, regulatory and other factors that are beyond our control. This is particularly true as we continue to expand operations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include reducing or delaying capital expenditures, scaling back expansion efforts, selling assets, restructuring or refinancing indebtedness or seeking additional equity capital. We may not be able to implement any of these strategies on terms acceptable to us. See "MD&A."

     Restrictions Imposed On ABT by Terms of Certain Indebtedness.
     ------------------------------------------------------------

     The Revolving Credit Facility contains certain restrictive covenants that limit us in many ways. A breach of any of these covenants could constitute an event of default under the Revolving Credit Facility. These restrictive covenants may significantly limit or prohibit us from incurring indebtedness, making prepayments of certain indebtedness, paying dividends, making investments, engaging in certain transactions with affiliates, creating liens, selling assets and engaging in mergers and corporate consolidations. The Revolving Credit Facility also requires us to maintain specified financial ratios and to satisfy certain financial condition tests. If there were an event of default under the Revolving Credit Facility, the lenders could declare the total amount outstanding, together with accrued interest, immediately due and payable. If we were unable to repay those amounts, the lenders under the Revolving Credit Facility could proceed to foreclose their security interest in the collateral securing the indebtedness. See "MD&A."

     Current Need for Additional Capital.
     -----------------------------------

     Our capital requirements have been and are expected to remain significant. We will need the proceeds from the exercise of warrants and other capital to fund acquisitions. If we are unable to obtain additional capital, we will be unable to fund additional acquisitions. Our capital requirements depend on many factors. These factors include the timing and cost of future acquisitions, the time and cost involved in integrating completed acquisitions, and our success at expanding existing operations. We believe that we have funds available under the Revolving Credit Facility to substantially fund operations through June 30, 1999 for acquisitions completed through December 31, 1998. However, we may need to seek an increase in or an alternative to the Revolving Credit facility to finance increased operating needs or cutback operations resulting from, among other things, unexpected changes in seasonality or weather patterns, or if acquisitions are completed more rapidly than anticipated. See "MD&A."

     Dependence on CEO and Key Personnel.
     -----------------------------------

     Our success depends in large part on the efforts, abilities and expertise of Dr. Johnny R. Thomas, Chief Executive Officer, and the four other executive officers. The loss of any of these key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. We have obtained a key-man life insurance policy in the amount of $3 million on the life of Dr. Thomas. Our prospects also depend upon our ability to attract and retain qualified marketing, financial, management information system, and other technical personnel. Competition for qualified personnel is intense and there can be no assurance that we will be successful in attracting or retaining such personnel. See "Management" in the 1998 Form 10-K.

     Fluctuations Due To Cyclical Nature of Agricultural Products.
     ------------------------------------------------------------

     Most agricultural products, including forage and turfgrass seed, are commodities that are subject to wide fluctuations in price based on supply and demand. This could result in large fluctuations in our results of operations between quarters. Demand for seed by farmers is determined by the general farm economy. In addition, a variety of nature's adversities affect the production of seed. For example, drought, wind, hail, disease, insects, early frost and numerous other forces could adversely affect the growing of seed in any growing season. See "MD&A--Seasonality of Business and Quarterly Comparisons" in the 1998 Form 10-K.

     Seasonal Fluctuations of Quarterly Results.
     ------------------------------------------

     Our sales are subject to wide seasonal fluctuations that reflect the typical purchasing and growing patterns for forage and turfgrass crops. Results of operations from quarter to quarter do not necessarily reflect the results that may be expected for any other interim period, or for the entire year.
Also, because the purchasing and growing patterns are different for forage and turfgrass seeds, our sales are affected by the breakdown of our product mix. In addition, weather affects commodity prices, seed yields and planting decisions by farmers. See "MD&A--Seasonality of Business and Quarterly Comparisons" in the 1998 Form 10-K.

     Costs of Government Regulation.
     -------------------------------

     Our operations are directly and indirectly subject to various Federal and state environmental controls and regulations. If existing environmental regulations are changed, or additional laws or regulations are promulgated, the cost of complying with those laws may be substantial. We believe that we are in substantial compliance with existing environmental regulations. However, these regulations may be changed with retroactive effect and new laws or regulations may be promulgated at any time.

     The United States Department of Agriculture, the Food and Drug Administration, the Environmental Protection Agency, and various state agencies regulate the development of seed of genetically altered plants. The regulatory agencies that administer existing or future regulations or legislation may not allow us to produce and market genetically engineered seed. Even if we are legally permitted to produce and market genetically engineered seed, existing or future regulations and legislation may prevent us from doing so in a timely manner or under technically or commercially feasible conditions. See "Description of Business-Government Regulation" in the 1998 Form 10-K.

     Adverse Effect of Potential Future Sales of Common Stock.
     --------------------------------------------------------

     As of Janaury 25, 1999, we had 41,328,891 shares of common stock issued and outstanding. Of these shares, approximately 6,640,000 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act. It is possible that the sale of these restricted shares, or even the potential for such sales, may have a depressive effect on the price of our common stock in the public trading market. Any such depressive effect could impair our ability to raise additional equity capital. All but approximately 1,000,000 of these restricted shares (which are currently available for resale pursuant to Rule 144) have been registered for resale under the Securities Act. We also have approximately 8.8 million shares of common stock available for issuance without restriction upon exercise of outstanding options and 3,219,500 shares of common stock available for issuance without restriction upon exercise of outstanding warrants. We cannot predict what effect sales of these shares may have on the existing market price of our common stock.

     The selling stockholders must satisfy the prospectus delivery and other requirements of the Securities Act prior to making any sales of the shares, unless such sales are made in accordance with the provisions of Rule 144. Under Rule 144, if we are in compliance with certain public information requirements, holders of restricted securities that have held those securities for at least one year may sell limited amounts of those securities. Rule 144 also permits non-affiliates to sell restricted securities free of any volume limitations if those securities have been held for at least two years.

     Public Market Risks; Volatility of ABT Securities Prices.
     --------------------------------------------------------

     The market price for our securities has been and may continue to be volatile. Factors such as our financial results, financing efforts, changes in earnings estimates by analysts, conditions in our business and various factors affecting the agriculture industry generally may have a significant impact on the market price of our securities. If, in some future quarter, our operating results are below the expectations of analysts, which has occurred in the past, the price of our securities may be materially adversely affected. These factors and general economic and market trends may adversely affect the price of our securities. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility. During this period the market prices for many companies, particularly small and emerging growth companies like ours, have experienced wide price fluctuations and volatility that have not necessarily been related to the operating performance of those companies. Our operating results are also tracked by professional analysts. See "Market for Common Equity and Related Stockholder Matters" in the 1998 Form 10-K.

     Management Information Systems and the Year 2000 Risks.
     ------------------------------------------------------

     Because of the large number of businesses we have acquired, we have several different data processing systems in use. These systems are substantially the same systems that were in use by the acquired companies prior to their acquisition by ABT. Many of these systems, as well as many local area networks ("LANs"), desktop hardware, and desktop software are not Year 2000 compliant. Although some of the non-compliant systems can be updated to be compliant, a number of them can not be updated because of software and hardware limitations.

     To address this issue and integrate all our information systems into one company-wide system, we have contracted for software, hardware and consulting services to implement an enterprise resource planning ("ERP") system. The ERP system and related network and hardware systems are Year 2000 compliant. All non-compliant desktop and LAN systems will be converted either through normal attrition or through the ERP system implementation. We expect the cost of this implementation to be approximately $6 million, including internal costs for personnel, training, supplies, travel and equipment. We have not obtained an independent verification of our risk and cost estimates. We believe that we have allocated adequate resources to ensure that all our information systems are Year 2000 compliant. We expect to complete the ERP system implementation prior to January 1, 2000.

     The ability of third parties with whom we do business to adequately address their Year 2000 issues is outside of our control. We are taking steps to confirm that the systems of our suppliers and customers are Year 2000 compliant and to determine whether any noncompliance would have a material adverse effect on us. If we cannot complete the ERP system implementation before January 1, 2000, or if a significant portion of our suppliers or customers fail to adequately address their Year 2000 issues, our business, financial condition, cash flows and operations may be materially adversely affected. See "MD&A."

Forward Looking Statements.
--------------------------

     You should also be aware that this prospectus contains forward-looking statements. Forward looking statements discuss future expectations, contain projections of results of operations or financial condition, and general business prospects. Words such as "expects," "may," "will," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. The forward-looking statements in this prospectus reflect the good faith judgment of our management. However, forward-looking statements can only be based on facts and factors currently known. Consequently, actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You should carefully consider the risk factors described above together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock.


                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the selling stockholder shares by the selling stockholders. Any proceeds received by us from the exercise of the 930,000 warrants by the selling stockholders in an amount of up to $12,960,000 of gross proceeds will be used to fund the cash part of pending acquisitions an/or for working capital purposes. In the event that we have not repaid any short-term indebtedness which is then due, we reserve the right to reallocate proceeds of this offering for such purpose.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We currently intend to retain any earnings for use in the operation and expansion of our business and do not anticipate paying any dividends on the common stock for the foreseeable future. Our Revolving Credit Facility prohibits the payment of cash dividends without the lenders' approval.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has traded on the Nasdaq National Market since February 14, 1997, under the symbol "ABTX."

     The following table sets forth the high and low closing prices for the Common Stock for each quarter in Fiscal 1997 and Fiscal 1998, on the Nasdaq SmallCap Market until February 13, 1997 and on the Nasdaq National Market thereafter.

                                                    HIGH       LOW
                                                  --------   --------
     FISCAL 1997
        July 1, 1996-September 30, 1996........   $ 4 1/16   $ 2 5/32
        October 1, 1996-December 31, 1996......   $ 2 3/16   $ 2 1/32
        January 1, 1997-March 31, 1997.........   $ 3 3/8    $ 2 1/16
        April 1, 1997-June 30, 1997............   $ 6 15/16  $ 2 15/32
     FISCAL 1998
        July 1, 1997-September 30, 1997........   $10  1/2   $ 6 1/32
        October 1, 1997-December 31, 1997......   $17 1/16   $ 9
        January 1, 1998-March 31, 1998.........   $19 3/32   $13 7/16
        April 1, 1998-June 30, 1998............   $29        $13 3/4
     FISCAL 1999
        July 1, 1998-September 30, 1998........   $25 3/4    $ 8 1/8
        October 1, 1998-December 31, 1998......   $17 13/16  $ 8 15/16
        January 1, 1998-Janauray 27, 1999......   $16 11/16  $ 7 15/16

     As of January 26, 1999, the Company had 519 record holders of its Common Stock and reasonably believes based on information from shareholder mailing services, that there are in excess of 20,000 beneficial holders of its Common Stock.

                 RECENT DEVELOPMENTS AND WEB SITE DISCLOSURES

RECENT DEVELOPMENTS

Acquisitions and Disposition

     ABT signed letters of intent in connection with the three proposed acquisitions described below. Since each pending acquisition is subject to conditions and events which may not necessarily occur, no assurance can be given that any of the following acquisitions will be completed.

     ABT, in conjunction with Garst Seed Company, a member of Advanta Seeds Group, agreed to purchase AgriPro Seeds, Inc. ("ABI") from Helena Chemical Company ("Helena"). ABT agreed to purchase the alfalfa business unit and the international sorghum business unit, while Garst has purchased the business units relating to the sales of corn, soybeans, wheat, cotton, sunflowers and domestic sorghum. Final due diligence on ABI revealed a number of adverse changes and inconsistent business practices in the business since the initial due diligence and signing of the letter of intent and caused ABT to request an adjustment in the purchase price in order to complete the proposed acquisition. Helena has sued the Company alleging breach of contract, libel and violations of the Tennessee Consumer Protection Act and seeks unspecified and trebled damages. The Company believes the lawsuit is without merit and it will be defended vigorously.

     ABT also entered into letters of intent to acquire two additional businesses: Moore Seed Processors and Production Plus+. Moore, located in Grand Prairie, Alberta, Canada, is a leading handler of creeping red fescue. Production Plus+ is located in Plainview, Texas. They are a leading producer and distributor of forage and grain sorghum in the U. S. and Mexico.

     On December 22, 1998, ABT sold the assets relating to the chemical and fertilizer division of Willamette Seed Company to Wilbur-Ellis Company. The division has approximately $20 million in sales and the purchase price was approximately $10.5 million for fixed assets, inventory and accounts receivable with approximately $7.5 paid in cash and the balance paid through the assumption of trade payables and other selected debt. The chemical and fertilizer division of Willamette Seed Company specializes in the distribution of chemicals and the manufacturing and distribution of fertilizer to farmers in the Willamette Valley of Oregon, many of whom are contract growers for turfgrass seed production.


Class Action Lawsuits

     On or about January 14, 1999, a class action lawsuit was commenced in the U.S. District Court, District of New Mexico, against KPMG Peat Marwick LLP, ABT and ABT's officers, Johnny R. Thomas, Henry A. Ingalls, Kathleen L. Gillespie and John C. Francis. The lawsuit was filed by Milberg Weiss Bershad Hynes & Lerach LLP on behalf of Ted Edwards and all others similarly situated who purchased ABT common stock between September 24, 1997 and August 26, 1998. ABT believes the lawsuit is without merit and will defend the lawsuit vigorously. The lawsuit alleges that the defendants distributed or approved false financial statements and documents concerning ABT's then existing business conditions and that the plaintiffs paid artificially inflated prices for ABT common stock, all in violation of the anti-fraud provisions of the Federal securities laws.

     On or about January 25, 1999, a class action lawsuit was commenced in the U.S. District Court for the Southern District of New York against ABT and ABT's Chief Executive Officer, Johnny R. Thomas. The lawsuit was filed by Savett Frutkin Podell & Ryan, P.C. on behalf of Marc Parker and all others similarly situated who purchased the common stock of ABT during the period October 8, 1998 through January 22, 1999. ABT believes the lawsuit is without merit and will defend the lawsuit vigorously. The lawsuit alleges that the defendants misrepresented or failed to disclose material information about the status of ABT's efforts to find a buyer for ABT in violation of the anti-fraud provisions of the Federal securities laws, and that, as a result of those misrepresentations or omissions, the price of ABT's stock was artificially inflated.

     On or about January 27, 1999, a class action lawsuit was commenced in the U.S. District Court for the Southern District of New York against ABT and four of its officers. The lawsuit was filed by Wolf Haldenstein Adler Freeman & Herz LLP on behalf of persons who purchased the common stock of ABT during the period October 8, 1998 through January 22, 1999. The lawsuit alleges that ABT misrepresented or failed to disclose material information about strategies concerning its pursuit of pending and additional acquisitons and its plans to secure and complete a buyout of all or part of ABT.

Recent Financings

    On December 8, 1998, ABT announced that it had received aggregate proceeds of approximately $11 million from successfully completing an equity placement. ABT sold 250,000 shares of registered common stock at $12.50 per share to the State of Wisconsin Investment Board, and 600,000 units (1 common share and 1 warrant) to three private investors led by Brown Simpson Asset Management, LLC for $13.50/unit. The proceeds were designated for payment of short-term debt and working capital, as were the voluntary warrant exercises of $6.7 million on November 17, 1998.

     On December 8, 1998, ABT also announced it had received a commitment for long-term debt funding for a minimum of $25,000,000. On January 4 and 8, 1999, ABT announced that it had received an aggregate of $25 million from the sale of such long-term convertible debt financing. ABT, issued an aggregate of $23,297,000 principal amount of 5% Convertible Debentures due December 30, 2001 and 1,703,000 common stock purchase warrants at a purchase price of $1.00 per warrant, for an aggregate consideration of $25 million to six institutional investors in private transactions that were exempt from the registration requirements of the Securities Act of 1933. The convertible debentures give the investors the right to convert their convertible debentures into shares of ABT common stock at $13.68 per share at any time between the date the convertible debentures were sold and December 30, 2001. The warrants give the investors the right to purchase shares of ABT common stock at $15.00 per share at any time before December 30, 2001. The terms of the convertible debentures were agreed to on December 30, 1998, based on the closing price of ABT common stock on December 29, 1998 of $12.44. The proceeds from the long-term debt will be used for short-term debt retirement, working capital and pending acquisitions. The long-term debt will lower our interest costs.

Biotechnology

     On December 20, 1998, ABT entered into a License Agreement and a Stock Purchase Agreement with Kimeragen, Inc. The purchase of Kimeragen's common stock was in conjunction with ABT's acquisition of an exclusive world-wide license to use Kimeragen's patented technology to develop genetically improved forage and turfgrass species. In partial consideration of the grant of this license, we agreed to issue to Kimeragen 56,250 shares of ABT common stock. We also agreed to acquire shares of Kimeragen's common stock, representing an aggregate of approximately 10% of Kimeragen's outstanding capital stock, for an aggregate consideration of $3,000,000, payable in the form of 168,750 shares of ABT's common stock.

     On November 30, 1998, ABT announced that it is opening a molecular biology and transformation laboratory at and in association with the University of Rhode Island ("URI"). Transformation refers to the tools to introduce functional foreign genes into plant species. The decision to begin research at the URI campus was made to take advantage of synergies that are expected to benefit both parties, including the university's new Environmental Biotechnology Initiative that is designed to build capacity for environmental and agricultural biotechnology in the university and the state through enhanced research investment, academic programs and links to the business community. Work at the ABT laboratory at URI will focus on forage and turfgrass seed species.

     ABT also announced the hiring of Dr. Albert Kausch, a leading molecular biologist and plant transformation expert. Dr. Kausch, formerly at a leading competitive biotechnology program, and most recently at the University of Connecticut, earned his advanced degrees in molecular, cellular and developmental biology at the Iowa State University, Ames, IA. He is the author of important published work in the areas of molecular biology and plant transformation. He is also the author or co-author of twelve patents in these areas.

     On December 1, 1998, ABT announced it had acquired a license to use whiskers transformation technology from Garst Seed Company (a member of the Advanta Group, with whom it has agreed to purchase ABI, as described above). With this license, ABT has acquired access to a technology which will give it "freedom to operate" for transformation of all turfgrass and forage species, ABT's strategic crops. Whiskers is a unique transformation system developed in-house by Garst and for which Garst holds patent rights. The agreement is initially a research license for this technology with the right, at ABT's option, to enter into a commercial license.

     On January 22, 1999, ABT announced that it had appointed Dr. Candace G. Poutre to direct and manage ABT's biotechnology laboratory. Dr. Poutre joins ABT as Director of Molecular and Cell Biology, reporting to Dr. Tom Rice, Vice President and Director of Research. Dr. Poutre will be responsible for building and managing ABT's biotechnology program located on the campus of URI, as described above. She joins ABT from Mycogen Corporation (now a wholly-owned subsidiary of The Dow Chemical Company) where, for the past four years, she had been Director of Molecular Biology and Biochemistry, and held other important science research and management positions during the past eleven years with various units of what evolved into Mycogen Corporation. Dr. Poutre is a recognized industry leader in seed and plant biotechnology research and has had two important patents issued in the field, as well as numerous publications. She earned her Ph.D. in molecular genetics from the Department of Genetics and Development at Cornell University, Ithaca, NY in l986.

     On January 25, 1999, ABT announced that it had purchased all the outstanding shares of HybriGene, LLC, a biotechnology company with an extensive patent estate involving site specific recombination technology originally developed at Purdue University. In addition, as part of the transaction, ABT acquired exclusive, worldwide rights to use the technology in all crops, species, applications and geographies. Included in the technology acquired are four promoters, DNA sequences used to "turn on" genes by providing a gene with instructions regarding when in development and where in the plant they will be active. One promoter results in constitutive gene expression (activity in most tissues) at a very high level (believed equal to or better than the CAMV 35S promoter, which is the current industry standard). The biotechnology that ABT has acquired through the purchase of HybriGene and the associated exclusive worldwide licenses for all applications has at minimum two broad applications. It provides a method for developing male sterility in plants (male sterility means not capable of reproduction because no viable pollen is produced); these male sterile plants can be used to create hybrids of any plant species. The second broad application of the technology provides an alternative way of regulating gene activity. As part of this agreement, ABT has formed a broad research alliance with Pure Seed Testing for development of transgenic bentgrass, bluegrass and other turf species using both parties germplasm. The exclusive stable of patents when developed will provide male sterile plants, which will carry genes for herbicide resistance, disease resistance and other valuable traits to protect plants. Each party will have the ability to eventually market proprietary varieties that have been transformed with new traits.

Management

     Randy Ingram was elected Chief Financial Officer of ABT on November 2, 1998. Prior thereto, from September 1998, he served as a Vice President of ABT. From January 1996, until September 1998, Mr. Ingram was Head, Business Planning and Development at global headquarters of Novartis Seeds AG (Basel, Switzerland). Prior thereto, from March 1993, he served as Vice President of Finance and Chief Financial Officer at Northrup King Co., at the time an operating unit of Sandoz Seeds, Ltd. He is a Certified Public Accountant, with extensive postgraduate work in executive education at leading U.S. institutions.


     On August 5, 1998, Randy Ingram entered into an employment agreement with ABT terminable for cause (as defined) or without cause upon 10 working days' notice. If the agreement is terminated without cause, Mr. Ingram will receive 12 months salary as severance pay and be vested in the options which would otherwise have vested on the next anniversary of employment following such termination. The agreement contains a covenant by Mr. Ingram not to compete against ABT during the term and for a one-year period thereafter. If Mr. Ingram voluntarily terminates the agreement, Mr. Ingram would not be entitled to any compensation and not have any rights to exercise stock options exercisable upon termination. In the event there is a change in the Chief Executive Officer of ABT and at any time thereafter Mr. Ingram is either terminated or, in his sole determination, there is a significant change in his duties, responsibilities, or compensation, Mr. Ingram shall be vested in full in all stock options granted pursuant to his employment agreement and shall be entitled to receive his full compensation, less $1.00, and other employee benefits for two years from the date of termination or his determining that such a change has occurred. In addition, for a one-year period following the change of Chief Executive Officer, Mr. Ingram has the option to terminate the agreement without justification and be vested in his stock options, which would otherwise become vested on the next anniversary date of employment and receive his full compensation for one year following such termination.

     Mr. Ingram is currently receiving a salary of $150,000 per annum. Under the employment agreement, he was granted stock options to purchase 250,000 shares of Common Stock exercisable at $15.5625 per share and vesting 50,000 shares upon signing of the employment agreement and 50,000 on each of the four subsequent anniversary dates.

WEB SITE DISCLOSURES

     In the following paragraphs, ABT is disclosing information discussed in ABT's Web Site, including forward-looking information, that is not otherwise set forth in this prospectus. Forward-looking and other statements in this section, as well as elsewhere in this prospectus, reflect the good faith judgment of ABT's management as to future events, and were solely based on facts and factors known by ABT at the time such statements were made. The information included in this section is intended to apprise you of information concerning ABT which does not appear in our reports filed with the Commission and of which you may be unaware. Except where otherwise indicated, the following statements in this section have not been updated since they were made. Because these statements and other forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements, you should not place undue reliance on these statements but should consider them in light of the other information discussed in this prospectus. The risks and uncertainties that could cause or contribute to a different results or outcome include without limitation, ABT's historical lack of profitability, need to manage its growth, intense competition in the seed industry, seasonality of quarterly results, weather conditions, volatility of common stock prices, as well as those factors discussed under "Risk Factors" and elsewhere in this Prospectus and in any documents that are incorporated into this Prospectus by reference.

     ABT has made certain other forward-looking and other statements
(the "Prior Statements") in prior versions of its Web Site which were included in registration statements filed previously with the Commission. The Prior Statements include: (a) Chairman's Update dated March 4, 1998; (b) Chairman's Update dated April 1, 1998; (c) Chairman's Update dated June 22, 1998; and (d) Chairman's Update dated September 1, 1998.

     ABT has deleted each of the Prior Statements in its entirety from its Web Site. As a result, the Prior Statements are deemed not incorporated by reference into this document and shall be deemed to be superseded for purposes of this registration statement, in accordance with the terms of Rule 412 promulgated under the Securities Act. ABT may make other Statements that are "forward-looking statements" as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act.

CHAIRMAN'S UPDATE

     ABT's Chairman of the Board and Chief Executive Officer, Johnny R. Thomas, from time to time informs the public as to current events concerning ABT by posting on ABT's Web Site what we call a "Chairman's Update". The current Chairman's Update, which superseded all prior ones, is dated October 9, 1998, and is reprinted in its entirety as follows:

Dear AgriBioTech Shareholders:

     Yesterday, your Company made the following announcement. "ABT has retained Merrill Lynch & Co. as its investment banker, primarily to explore alternatives to maximize shareholder value. In light of the dramatic and recent acceleration in consolidation of the seed industry, the ABT Board of Directors has determined that this is the appropriate time to evaluate strategic alternatives."

     Why, did we take this step at this time? Answer, we believe it will maximize shareholder value. Two parameters have changed over the past two months.

     (1) There are more large companies seeking to invest in the biotechnology/seed arena today, than there was a few months ago. Recent transactions, such as AgrEvo's purchase of Cargill's U.S. seed business and Dow's purchase of Mycogen, during a time when public stock markets were turbulent, were particularly enlightening.

     (2) Your Company's stock is greatly undervalued relative to other seed company valuations due to external forces independent of the Company and its actions. Consequently, the cost of capital in public markets is significantly higher today than it was two months ago.

     Management is confident that potential capital raised through private equity from life science companies will be significantly less than today's cost in the public arena. Future Chairman's updates are not likely while this process is being formulated and actioned. As always, I appreciate your past and continued support.

Sincerely yours,


Johnny R. Thomas
Chairman/CEO

1997 ANNUAL REPORT TO SHAREHOLDERS

     The following section consists of statements from the Company's 1997 Annual Report to Shareholders, which is not a document incorporated by reference in this Registration Statement.

     (a)  Agribiotech Mission Statement. "To become the premier forage and
          -----------------------------
turfgrass seed company in the world, while also providing a full service seed product line. AgriBioTech, Inc. is committed to providing superior, value added seed varieties and superior service. The ultimate goal is to achieve a 45% market share in forage and turf seed by the year 2000 with annual revenues exceeding $500 million.

     (b)  Chief Executive Officer's Letter.
          --------------------------------

Dear Fellow Shareholders:

     "In 1995, we set out to consolidate two important seed sectors and gain 45 percent market share by the year 2000; we are 12 to 18 months ahead of our target schedule for achieving this goal. The annualized revenues from our completed acquisitions mean that today we are approximately double the size in market share of the second leading company. When pending acquisitions are closed, the Company's market share position will be roughly 3.5 times that of the largest competitive forage and cool season turfgrass seed company."

     "To date, the Company has maintained historical revenues while increasing same store sales by roughly 7 percent as a result of our consolidation strategy."

     "In Fiscal 1998, we expect to achieve full-year profitability because our Company now has a strong platform of research and development through traditional genetic breeding programs, seed processing plants, and national and international distribution and sales networks for most forage and cool-season turfgrass species."

     "We have strong management. We are number one in market share, and we have an industry-leading germplasm position. We expect continued growth in sales, assets and equity in 1998."

     "Respected and knowledgeable analysts predict that the agricultural biotechnology market will grow to $12 to $14 billion a year within seven to eight years."

     (c)  Industry and Strategy Review.
          ----------------------------

     Industry Overview. "Recently, however, margins in the industry have begun
     -----------------
to expand as increasingly larger and more sophisticated farmers and other users have moved away from public varieties toward higher yielding proprietary varieties. Proprietary varieties have desirable attributes such as improved nutritional quality and disease and insect resistance. Additionally, protection of intellectual property in the seed industry (variety rights) has recently been firmly established by federal legislation (1994) and an important and favorable U.S. Supreme Court ruling for seed companies (1995).

     Prior to the launch of ABT's acquisition plan in 1995, no seed company achieved the necessary size and scope of operations in the forage and turfgrass seed sectors to develop higher yielding and better performing proprietary varieties for national markets. The leading U.S. and global seed companies and industry players--Pioneer Hi-Bred International, Inc., DEKALB Genetics Corporation, Novartis AG, Delta and Pine Land Company, Monsanto Co., and The Dow Chemical Company--have focused on and invested in other important seed sectors like corn, cotton and vegetables. The leaders in these sectors have used investment in traditional seed breeding R&D and vertical integration to generate annual returns on equity in the 20 percent range, and because of their leadership positions, are now realizing sizable additional returns and profits due to the commercialization of higher-value biotechnology-based seed products."

     Biotechnology and Biotechnology Access. "The impact of biotechnology on the
     --------------------------------------
value of agricultural crops can be great. The soybean crop in the U.S. is a present day example of what can happen when value-added, biotechnology produced seeds [new seeds with traits that increase the value of the plants grown from the seed that have been developed through biotechnology or genetic engineering] are developed and marketed. Prior to the introduction of Roundup Ready(R) soybean seed in the U.S. (seed genetically engineered to be tolerant to a specific, efficacious and cost-effective herbicide) farmers spent between $800 and $900 million on soybean seed in the U.S. In 1998, 20-25 percent, of all U.S. soybean acres are expected to be planted with these seeds generating increased value for seed companies and the technology's owner of $200 to 250 million."

     (d)  Business Strategy and Operations.
          --------------------------------

     Management and Leadership. The Company announced that on January 1, 1998
     -------------------------
two key positions were filled, that of President and Chief Operating Officer and Vice President, Director of Research. The respective biographies of Kent Schulze, President, and Dr. Thomas B. Rice, Vice President, appear in the company's Proxy Statement dated January 20, 1998. See "Prospectus Summary -- Where You Can Find More Information." This section includes the following biographies of various other employees which also appear in the Company's 1997 Annual Report to Shareholders, none of whom, except Dr. Rice, are executive officers of the Company.

     "Dr. Thomas B. Rice, Vice President, Director of Research, who will join the Company January 1, 1998 was formerly with DEKALB Genetics Corporation, where he served 10 years as Directors of Research and subsequently as President and Chief Operating Officer of DEKALB Plant Genetics, a subsidiary. Tom was the architect of DEKALB'S highly successful biotechnology effort, starting at Pfizer in 1976 where he initiated, managed and directed the plant biotechnology effort. This program later because DEKALB's highly productive effort as a result of a joint venture with Pfizer. Tom's program developed the first genetically engineered corn and received the first product patents for corn, covering insect resistance (BT), herbicide tolerance and improved nutritional quality.
[Genetic engineering involves the directed alteration of genetic material by intervention in genetic processes, for example, gene splicing.] During his seed industry career, Tom has had direct management experience in the areas of international subsidiaries, strategic alliances, breeding and biotechnology R&D, intellectual property rights, strategic planning and technology transfer. He will lead ABT's R&D biotechnology efforts to maximize the impact of the Company's planning and investments in this critical area and in exploring the possibilities associated with licensing in and/or collaborating in the development of biotechnology traits, products and processes. Tom received a PH.D in genetics from Yale University in l973, and was a Post-Doctoral fellow of Brookhaven National Laboratory and a Research Associate at Michigan State University before joining Pfizer.

     Keith Sandberg, National Sales Director, was formerly Area Manager for the Central and Southern Regions of Cargil Hybrid Seeds, a division of Cargill, Inc., the largest privately owned company in the U.S. Keith was responsible for the sales and commerical development activities to support Cargill's corn, alfalfa and sorghum product lines. From 1987 to 1993, Keith was responsible for Sales, Sales Administration and Technical Services, Central and Southern Regions, for Crgill, based in Aurora, Illinois. Keith managed all sales and agronomy activities for Cargill's seed products in the Central and Southern regions, and had primary responsibilities for managing the integration [consolidation] of the seed brands PAG, Paymaster and Cargill. From 1981 to 1987, Keith managed North American Sales for the Paymaster Brand and had profit and loss responsibility for Cargill's corn business in Canada.

     Bruce J. Ceranske, General Manager of W-L Research, was formally a District Sales Manager for all or parts of Wisconsin, Minnesota, Michigan and Iowa, for Cargill Hybrid Seeds based in Waupaca, Wisconsin since 1989. In addition, Bruce was selected to Cargill Hybrid Seeds Corn Business Management Team and Forage Management Team, which selected corn and alfalfa germplasm for production, and commercialization [introduction into the market as new products]. Currently, Bruce is managing W-L Research, based in Evansville, Wisconsin. W-L Research is a world leading alfalfa research company with varieties marketed globally.

     Keith Flynn, Forage Business Unit Director, holds a BS degree in Plant Breeding & Genetics from the University of Reading, England. Keith was formerly Vice President of Alfalfa, Wheat and International (1994 to 1997) for Agripro Seeds, a wholly owned subsidiary of Helena Chemical Co. Keith directed three profitable business units with research, production, sales and marketing as direct reporting functions. From 1972 to 1994, Agripro Seeds and its predecessors were owned by Shell Oil and The Royal Dutch Shell Group. Keith held increasingly important positions in sales, marketing, product management and general management. He has extensive knowledge of both national and international seed business and brings 25 years of broad seed experience to ABT.

     Doug Elkins, Western Regional Sales Manager joined Germain's Seeds in 1978 as a Washington State Sales Representative. He was promoted to Sales Manager in 1980, to Division Manager in 1987 and to Chief Executive Officer in 1992. Prior to joining Germain's, Doug was employed at Ferry Morse Seed Company and Helena Chemical. He has 24 year of experience in the seed business and served as President of the Pacific Seed Association and currently serves as President of the California Seed Association and holds a position on the California Seed Advisory Board. As the Western Regional Sales Manager he has the primary responsibility and oversight of sales and marketing for the western region of ABT which includes Germain's Seeds and Hobart Seed Co.

     Greg S. Fennell started in the seed business as a shipping coordinator in 1979, became active in seed sales in 1980 and in 1986 co-founded Olsen Fennell Seeds, Inc. with James E. Olsen. They developed Olsen Fennell into an industry leading turf and forage seed company with revenues in excess of $35 million. Greg's primary responsibility at Olsen Fennell is income production [increasing sales revenues] where he dedicates most of his time to distributor sales and the creation and implementation of marketing plans for proprietary turf and forage grasses. He is responsible for international sales, and concentrates much of his domestic marketing efforts in the Midwestern and Southern states. Greg graduated from the University of Oregon with a major in Business Management.

     Greg McCarthy's career in the seed business began in 1976 as an agronomist and field representative for E.F. Burlingham & Sons. Greg is experienced in various aspects of seed management procurement [the process of adding effective management systems to seed companies] and international sales. Greg and Doug Pope purchased Burlingham in 1994 and have guided the company into becoming an industry leading turf and grass seed research, production and distribution company with net sales in excess of $36 million. Greg is responsible for directing Burlingham's research and development department. He also is responsible for the procurement and purchasing of seed, including the program for production of proprietary seed varieties [those for which we either own or license the rights to use] and maintaining relationships with seed growers. Greg graduated from Oregon State University with a major in Agronomic Crop Science.


     James E. Olsen started in the seed business in 1983 as a sales trainee at DM Combs, Co., and in 1986, co-founded Olsen Fennell Seeds, Inc. with Greg Fennell. They developed Olsen Fennell into an industry leading turfgrass and forage seed company with revenues in excess of $35 million. James is responsible for oversight of all production contracts, grower relations and breeding work for Olsen Fennell Seeds. He also has responsibilities for domestic sales on proprietary products for both turfgrass and forage seeds. He graduated from Willamette University with a major in Philosophy.

     Michael Peterson, Ph.D., Director of Research, W-L Research, Inc., joined W-L Research, Inc. in 1982. His responsibilities include the coordination of all alfalfa breeding and product development activities at the four W-L alfalfa research stations. He is also responsible for technical product support for the W-L Research franchise and private label sales as well as coordination of all W-L contract and joint venture projects. He attended the University of California at Davis where he received a Bachelor of Science degree in Agronomy in 1978. Mike also attended the University of Minnesota where he received his Masters of Science and a Doctoral degree in Plant Breeding in 1982.

     Doug Pope started in the seed business in 1983 when he joined E. F. Burlingham & Sons. Prior to that he was an Account Executive for the Bell Telephone System. Doug and Greg McCarthy purchased Burlingham in 1994 and led it into becoming an industry leading turf and grass seed research, production and distribution company with revenues in excess of $36 million. Doug is the Chief Operating Officer of Burlingham and is responsible for domestic sales which includes program and product development for Burlingham's customer base [working with Burlington's customers to develop appropriate sales products and marketing programs]. Doug oversee's the daily functioning of Burlingham including shipping and warehousing. Doug graduated from Penn State University with a major in finance.

     Functional Planning, Vertical Integration and Efficiencies.  "Market share
     ----------------------------------------------------------
at the acquired companies has been maintained. In fact, sales and revenues growth have been realized at certain, key combined operations. Improved customer service and a superior product offering, among other things, accounts for this and is indicative of what the Company intends to achieve and improve upon with other acquired businesses.

     Management believes that these planning, integration and optimization efforts [efforts to maximize operating efficiency and financial results by assimilating the operations of acquired companies into the larger context of ABT's operations, including research and development, production and distribution] are typical of others to come as the Company grows and builds upon its acquisition program success. Operationally, Management's plans are to increase the profitability of both the Company and its customers by implementing the [following strategies]."

LETTER TO SHAREHOLDERS


     The following section consists of a letter to the Company's shareholders from the Company's Chief Executive Officer which appears in its entirety on the Company's Web Site.


                                         November 10, 1998


Dear AgriBioTech, Inc. Shareholder:


     Last Thursday's analyst briefing by OPERATIONS management of ABT was
                                         ----------
historic as integration time lines, future cost savings, expected gross margin improvements and accelerated product development plans were presented. This landmark transition from a focus on growth through mergers and acquisitions (phase 1 of ABT's development plans) to integration (phase 2) was possible for three key reasons.

     A) The revenue growth goal from zero to almost $500 million of annualized revenues was achieved approximately two years ahead of schedule.

     B) A first class value-added veteran, professional operations team, rich in seed experience was recruited from industry leading companies such as Novartis, DEKALB, Pioneer, Cargill, and Seminis.

     C) The veteran operations management has successfully led teams, such as strategy and culture teams, comprised of members from all levels of the forage and turfgrass companies acquired by ABT through a protracted planning process designed to develop plans to integrate 33-36 acquired companies into ABT in a way that will enable ABT to become the forage and turf equivalent of Pioneer in corn or Delta and Pine Land in cotton.

     Shareholders should recognize that it does no good to build "Franchise Value" through the acquisition of industry leading market share, industry leading germplasm (genetic research), world class personnel and development of a biotechnology program unless a first rate integration plan is implemented and
                      ------
executed on a timely basis. The "team" process employed by ABT may initially appear to be slow to shareholders, but the plan will achieve exceptional end results rapidly and efficiently due to accelerated implementation achieved through "buy in" by all employees.

     Analysts, both buy and sell side, received the information quite favorably. Positive points presented by management and subsequently emphasized by the respective analysts included the following:


 .     An integration plan which will mold the 33-36 acquisitions into an exceptional, customer oriented, world class seed company.

 .     A research and development program which is currently three times as large as any competitor and which is projected to triple in size over the next five years.

 .     An emerging biotechnology program was unveiled, which is more advanced than previous perceptions of analysts.

 .     Revelation of an integration timeline and resulting efficiencies which will continue to improve profitability.

 .     Sizeable gross margin improvements are expected through product shifts prior to biotechnology introduction.

 .     Acceptance that fiscal 1999 will be an integration year resulting in giant steps forward, but at the cost of dual operating expenses and a non-recurring charge of approximately $5 - $l5 million.

 .     Limited guidance was provided by ABT on Fiscal 1999 EPS estimates of analysts. The first quarter will be profitable, but less than the consensus estimate, $0.04 per share. The fiscal year will be profitable from operations, but may be a loss after the non-recurring charge, depending upon the size of the charge.

 .     A further realization that the forage and turfgrass seed markets are very large, approximately twice the acres of any other seed sector.

 .     Increased confidence that ABT will attract significant interest from potential strategic partners.

     Shareholders may rightfully ask why did the common share price move downward on Thursday and Friday, if the information and meeting were so positive? The answer should be obvious. Critics of ABT (including short sellers of over 6.8 million shares and their "touts") have seized the moment to distort a number of issues. The following comments are offered on the distorted issues raised by critics.

     * Non-recurring cost: Virtually all companies which grow rapidly through acquisitions have non-recurring costs. ABT's $5 - $l5 million expected restructuring cost is much less than might be expected considering our rapid and large growth through acquisitions. The non-recurring charge will likely include some non-cash items and some accrued charges; therefore the impact on cash flow will be minimal prior to completion of the strategic investment process.

     * Fiscal 1999 EPS: Strategic investors in ABT are not concerned with Fiscal 1999 EPS. ABT's real value is in harnessing the "Franchise Value" acquired into a world class seed company poised to efficiently develop and introduce new value added products with dramatically improved future profitability.

     * Low gross margins: Critics do not appear to be aware of seed industry gross margin history. All seed sectors once marketed commodity type products with low gross margins as a result of fragmented ownership and small investments in research, development and intellectual property protection. Shareholders should look at soybean seeds as a recent example of rapid margin changes. The soybean seed sector began to expand private research and development in l970 due to the passage of the Plant Variety Protection Act. Significant consolidation of the sector occurred in the late 1980's through the early 1990's. In l994, the sector had been consolidated significantly and annual soybean seed sales to farmers were approximately $700 million with gross margins which were lower than
                                                                      -----
        forage and turfgrass seed margins. In only four short years, annual soybean seed sales to farmers have increased to approximately $1.7 billion, a billion dollar increase in market size, with gross margins dramatically improved to about 36% primarily as a result of one product introduction. Continued gross margin improvement is anticipated as additional proprietary products are released. ABT is poised to lead the forage and turfgrass seed sector through a gross margin change comparable to the past four years for soybeans. There is no reason why similar improvement in gross margin and growth in the market size of the forage and turfgrass seed sector will not steadily occur.

     * Strategic investor interest: Critics want to convince shareholders that strategic investors will not be interested in ABT or the forage and turfgrass seed sector. Critics' apparent desperation is fueled by their need to cover their reported 6.8 million short share position before the
                                                                      ------
        bidding process results in a new share valuation likely to be in the $25-$50 per share price expectation range of analysts who are current on ABT fundamentals. ABT management believes that strategic investors will recognize the importance of the forage and turfgrass sector as the second largest seed market and recognize in ABT the factors that have been "drivers" of value for other major seed companies.

     * Financial strength: ABT's debt situation is as follows, contrary to general representations made by critics.

        - $100 million revolving line of credit: This is a three year facility, currently drawn to about $95 million, including the $15 million overadvance which is permitted above borrowing base calculations (the "BABC Bridge"). The $15 million portion of the $100 million revolving line will be paid off prior to December 31, 1998 (the due date) or a new due date will be negotiated or a combination of partial pay down and negotiation of a new due date for the balance will occur.

        - $15 million Deutsche Bank Bridge: This bridge is due December 31, 1998; however, agreement in principle has been reached to extend the due date to March 31, 1999 or the date the strategic investment is completed, whichever occurs first.

        - $19.8 million other debt: ABT has $12.5 million in long term debt with financial institutions that have 1 to 10 year maturities and approximately $7.3 million in other long term obligations such as covenants not to compete and other amounts due to former owners of acquired businesses.

        - Financing alternatives: The Company has a number of alternatives, including renegotiation of debt terms, exercise of a portion of the outstanding options and warrants (the aggregate exercise price of which is approximately $100 million), term debt using part or all of the $60 million of unencumbered property, plant and equipment as collateral, limited private placement of equity or debt.

     In summary, ABT has entered into the important integration process led by an experienced and exceptional professional team of managers. The process of strategic investment of 20% or more of the Company's stock or a total buyout process is expected to result in an ABT valuation well above current share prices. The process is expected to take approximately three months measured from October 8, 1998 to determine the identity, type and terms of the investment. Thanksgiving and Christmas holidays may impact the schedule by two
- three weeks, but the process is proceeding well.

     Shareholders should carefully consider the source and motive behind all information disseminated about ABT. Carefully evaluate information presented by ABT management, informed analysts with seed industry experience, as well as the critics and then compare the information against the recent history of other seed company valuations.

     ABT does not plan to hold a press conference when first quarter results are formally released. Management believes the press release disclosing the quarterly numbers, coupled with recent guidance given by the Company and information released on November 5 by ABT provide investors with adequate information.

     I wish each of you well over the next couple of months as you develop your investment strategy as appropriate. As always, thanks for your past and continued support.



                              Sincerely yours,



                              Johnny R. Thomas
                              Chairman/CEO


Additional Press Release

     On December 11, 1998, ABT announced that ongoing consolidation actions to date should result in estimated cost savings of approximately $0.75 million per year. Dr. Johnny R. Thomas, Chairman and CEO, noted "that recent financing activities are designed to allow ABT to decrease interest expense and operate its business, independent of the strategic alternative process, which is continuing as planned.

                             SELLING STOCKHOLDERS

         The following table sets forth information as of Janaury 25, 1999, except as noted below, based on information obtained from the selling stockholders named below with respect to the beneficial ownership of 1,052,150 selling stockholder shares being registered hereunder; the number of shares of our common stock known to us to be held by each; the number of shares of our common stock to be sold by each; and the percentage of outstanding shares of common stock beneficially owned by each before this offering and after this offering.

                                                                                      Percentage of
                                                                                       Outstanding
                                  Amount and                                           Shares Owned
                                  Nature of                 Number of            -------------------------
                                  Beneficial                 Shares                 Before        After
       Name                       Ownership(1)            Offered Hereby           Offering (2)  Offering
       ----                       ------------            --------------          ------------  ----------
Quantum Partners LDC              4,562,882 (3)             270,000 (4)               10.9%        10.2%

FMR Corporation                   1,765,600 (5)(6)           60,000 (4)                4.3%         4.1%

LBI Group Inc.                      634,700 (7)             300,000 (8)                1.5%          * %
Brown Simpson Strategic
  Growth Fund, L.P.                 219,000 (9)              40,000 (8)                 * %          * %
Brown Simpson Strategic
  Growth Fund, Ltd.                 660,560 (10)            260,000 (8)                1.6%         1.0%

Lafayette Franklin                   20,560 (11)             20,360 (12)                *            *

Kenneth J. Fox                       21,858 (11)             20,358 (12)                *            *

Philip E. Hemminghaus                20,358 (11)             20,358 (12)                *            *

William Kunnari                      20,358 (11)             20,358 (12)                *            *

Bradley Geisler                      20,358 (11)             20,358 (12)                *            *

William Peterson                     20,358 (11)             20,358 (12)                *            *

                                                          ---------
                   Total . . . . . . . . . . . . .        1,052,150
                                                          =========

---------------------
*        Less than 1%

(1) Unless otherwise noted, we believe that all persons named in the table have sole investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Assumes, for each person, that any exercisable and convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from the date hereof have been exercised. None of the selling stockholders has had any position, office or other material relationship with ABT other than as a shareholder during the past three years.

(2) Based on 41,328,891 shares of common stock issued and outstanding as of January 25, 1999.

(3) Includes 344,900 and 270,000 shares issuable upon exercise of warrants issued in private placements on May 13, 1998 and August 28, 1998, respectively. Soros Fund Management LLC ("SFM LLC") serves as principal investment manager to Quantum

         Partners LDC and as such, has been granted investment discretion over Quantum Partners' Shares. In such capacity SFM LLC may be deemed to have voting and dispositive power over such Shares. Mr. George Soros, as Chairman of SFM LLC, and Mr. Stanley Druckenmiller, as Lead Portfolio Manager of SFM LLC, may also be deemed to have voting and dispositive power over such Shares.

(4) These shares are issuable upon exercise of warrants at $12.00 per share issued in a private placement pursuant to securities purchase agreements dated August 28, 1998.

(5) Includes 60,000 shares issuable upon exercise of warrants at $12.00 per share issued in a private placement on August 28, 1998, held in the nominee name of Mag & Co.

(6) As of December 10, 1998, included 1,374,900 shares beneficially owned by Fidelity Management and Research Company as a result of acting as investment advisor to various investment companies registered under
         Section 8 of the Investment Company Act of 1940; 131,400 shares beneficially owned by Fidelity Management Trust Company as a result of serving as investment manager of certain institutual accounts; 259,300 shares beneficially owned by Fidelity International Limited. Fidelity Management Research Company and Fidelity Management Trust Company are both wholly-owned subsidiaries of FMR Corp. Fidelity International Limited is a related, but independent entity.

(7) Includes 172,500 and 300,000 shares issuable upon exercise of warrants issued in private placements on May 4, 1998 and December 4, 1998, respectively. LBI Group, Inc. is an independent wholly-owned subsidiary of Lehman Brothers Holdings Inc. Does not include 476,840 shares of Common Stock issuable upon conversion of $6,523,160 of 5% Convertible Debentures due December 30, 2001 plus 476,840 shares issuable upon exercise of three-year warrants issued to LBI Investments LLC, an affiliate of LBI Group, Inc.

(8) These shares are issuable upon exercise of Warrants at $15.00 per share issued in a private placement on December 4, 1998, pursuant to securities placement agreements dated December 4, 1998.

(9) Includes 8,700 and 40,000 shares issuable upon exercise of warrants issued in private placements on May 4, 1998 and December 4, 1998, respectively. Includes 85,150 shares issuable upon conversion of $1,164,850 of 5% Convertible Debentures due December 30, 2001, plus 85,150 shares issuable upon exercise of three-year warrants. This entity is an investment fund whose general partner is Brown Simpson Capital LLC. Does not include 238,420 shares of Common Stock issuable upon conversion of $3,261,580 of 5% Convertible Debentures due December 30, 2001, plus 238,420 shares issuable upon exercise of three-year warrants issued to Brown-Simpson - ORD Investments LCC, another investment fund managed by Brown Simpson Asset Management LLC.

(10) Includes 25,900 and 260,000 shares issuable upon exercise of warrants issued in private placements on May 4, 1998 and December 4, 1998, respectively. Includes 187,330 shares issuable upon conversion of $2,562,670 of 5% Convertible Debentures due December 30, 2001, plus 187,330 shares issuable upon exercise of three-year warrants. This entity is an investment fund managed by Brown Simpson Asset Management LLC. Does not include 238,420 shares of Common Stock issuable upon conversion of $3,261,580 of 5% Convertible Debentures due December 30, 2001, plus 238,420 shares issuable upon exercise of three-year warrants issued to Brown-Simpson - ORD Investments LCC, another investment fund managed by Brown Simpson Asset Management LLC.

(11) Excludes 50,000 shares issuable upon exercise of options not currently exercisable that were granted on September 18, 1998 pursuant to the terms of an Employment Agreement between this person and ABT.

(12) These shares were issued in a private placement in connection with our September 18, 1998 acquisition of Garden West Distributors, Inc.

         Because the selling shareholders may offer all or some portion of the above referenced securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such security that will be held by the selling shareholders upon termination of any such sale. In addition, the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of such securities since December 10, 1998 in transactions exempt from the registration requirements of the Securities Act. The selling shareholders may sell all, part, or none of the securities listed above.


                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED

         ABT's authorized capital stock consists of 75,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK

         We are authorized to issue 75,000,000 shares of our common stock, $.001 par value per share, of which 41,328,891 shares were issued and outstanding as of January 25, 1999. All of the outstanding shares of our common stock and those issuable upon completion of this offering, are and will be, duly authorized, validly issued, fully paid and non-assessable. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There are no preemptive, subscription, conversion or redemption rights pertaining to our common stock. Holders of shares of our common stock are entitled to receive such dividends as may be declared on common stock by the Board of Directors out of funds legally available therefor and to share ratably in the company assets available upon liquidation subject to rights of creditors and any shares of preferred stock. The holders of shares of our common stock do not have the right to cumulate their votes in the election of directors and, accordingly the holders of more than 50% of all the our common stock outstanding are able to elect all directors. The current executive officers and directors beneficially held 5,160,597 (12.5%) of the shares outstanding and 5,660,597 shares or (13.6%), after giving full effect to the exercise of their respective options exercisable within 60 days of January 25, 1999.

PREFERRED STOCK

         ABT is authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share. As of the date hereof, we had no shares of preferred stock issued and outstanding.

         The preferred stock may be divided by the Board of Directors from time to time into one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any series of preferred stock and to fix the number of shares of any such series without any further vote or action by stockholders. At present, we have no plans, proposals, commitments or arrangements to issue any shares of preferred stock. Our Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. Although the preferred stock may be used for any lawful purpose, we have agreed not to use it as an anti-takeover device that could be utilized as a method of discouraging, delaying or preventing a change in control of the company without the approval of our stockholders.

WARRANTS

     On December 30, 1998 and January 5, 1999, respectively, we issued 1,703,000 warrants to purchase shares of our common stock. These warrants were issued along with our 5% convertible debentures to certain qualified institutional buyers and accredited investors in private placements. These warrants were purchased for $1.00 and are exercisable at $15.00 per share for three years commencing on their issue dates. The warrants are subject to mandatory conversion on five prior business days notice if the closing sale price of our common stock exceeds $25 per share for 20 trading days out of any 30 consecutive trading days ending within l5 days of our mailing notice of the conversion provided there is a current prospectus covering the underlying common stock. The shares of ABT common stock issuable upon exercise of the warrants have been registered for resale under a separate registration statement. The holders of the warrants and ABT have agreed not to exercise warrants if such holder would then own in excess of 4.9% of ABT outstanding common stock following such exercise.
         On December 4, 1998, we issued 600,000 warrants to purchase our common stock to certain qualified interested buyers and accredited investors in private placements of units. Each unit was sold for $13.50 and consisted of one share of common stock and one warrant. The warrants are exercisable at a price of $15.00 per share for three years commencing on their date of issuance. The warrants are subject to mandatory conversion on five prior business days notice if the closing sale price of our common stock exceeds $19.50 per share for 20 trading days out of any 30 consecutive trading days ending within 15 days of our mailing notice of the conversion. The shares of common stock issuable upon exercise of the warrants have been registered for resale under this registration statement.

         On August 28, 1998, we issued 886,410 warrants to purchase our common stock to certain qualified institutional buyers and accredited investors in private placements. The warrants were sold for $2.00 per Warrant and are exercisable at $12.00 per share for three years commencing on their date of issuance. The warrants are subject to redemption at $.01 per warrant on five prior business days' notice if the closing sale price of the Company's common stock exceeds $19.50 per share for 20 trading days out of any 30 consecutive trading day period ending within 15 days of our mailing notice of the conversion and the holder fails to exercise the warrant. As of the date of this prospectus, 556,410 of these warrants have been tendered back to us with the exercise price in exchange for shares of common stock registered as part of our Universal Shelf Registration Statement (No. 333-61127.) The remaining 330,000 shares of common stock issuable upon exercise of the warrants have been registered for resale under this registration statement.

         On May 4, 1998 and May 13, 1998, respectively, we issued 241,600 warrants and 344,900 redeemable warrants to purchase shares of our common stock. These warrants were issued to certain qualified institutional buyers and accredited investors in private placements of units. Each unit was sold for $29.00 and consisted of two shares of common stock and one warrant. These warrants are exercisable at a price of $17.50 per share for three years commencing on their respective dates of issuance. The redeemable warrants are subject to redemption at $.01 per warrant on five prior business days' notice if the closing sale price of our common stock exceeds $25.00 per share for 15 consecutive trading days and the Company notifies the holder it intends to force a mandatory conversion of the warrants and the holder fails to exercise the warrant. The shares of common stock issuable upon exercise of these warrants have been registered with the Commission for resale under a separate registration statement.

         We have the right to reduce the exercise price and/or extend the exercise period at its discretion, and/or make other inducements to warrant holders to encourage early exercise of warrants.

REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for our common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

                             PLAN OF DISTRIBUTION

         The 1,052,150 selling stockholder shares offered hereby may be sold from time to time by selling stockholders in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         The selling stockholder shares may be sold from time to time directly to purchasers by the selling stockholders and/or by their assignees, transferees, pledgees or other successors for their own accounts and not for the account of ABT. Alternatively, the selling stockholders may from time to time offer the selling stockholder shares through underwriters, dealers or agents. The distribution of the selling stockholder shares by the selling stockholders may be effected from time to time in one or more transactions or a combination of such methods of sale, that may take place in the over-the-counter market including:

     .   ordinary broker's transactions and transactions in which
the broker solicits purchasers;

     .   privately negotiated transactions or pledges;

     .   through sales to one or more broker/dealers for resale of such shares for their own account as principals, pursuant to this prospectus;

     .   in a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

     .   in exchange distributions and/or secondary distributions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

         In connection with distributions of the selling stockholder shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the selling stockholder shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell selling stockholder shares short and deliver the selling stockholder shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the selling stockholder shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the selling stockholder shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged selling stockholder shares pursuant to this prospectus.

         The selling stockholders and/or their assignees, transferees, intermediaries, donees, pledgees or other successors in interest through whom the selling stockholder shares are sold may be deemed "underwriters" within the meaning of section 2(11) of the Securities Act, with respect to the selling stockholder shares offered and any profits realized or commissions received may be deemed to be underwriting compensation. Any broker-dealers that participate in the distribution of the selling stockholder shares also may be deemed to be "underwriters," as defined in the Securities Act, and any commissions, discounts, concessions or other payments made to them, or any profits realized by them upon the resale of any selling stockholder shares purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of selling stockholder shares by the selling stockholders.

         Under the securities laws of certain states, the selling stockholder shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholder shares may not be sold unless the selling stockholder shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Registration of the selling stockholder shares is being made pursuant to the individual securities purchase agreements between us and each of the selling stockholders. Pursuant to the terms of such agreements, we will pay all expenses incident to the offering and sale of the selling stockholder shares to the public except as described hereinafter. We will not pay, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the selling stockholders. In some cases, we have agreed to indemnify the selling stockholders and may indemnify any broker-dealer that participates in transactions involving the sale of selling stockholder shares against certain liabilities, including liabilities under the Securities Act. See "Commission Position on Indemnification for Securities Act Liabilities" below.

         There can be no assurance that we or any of the selling stockholders will sell any or all of the selling stockholder shares offered by them hereunder.

         The sale of the selling stockholder shares is subject to the prospectus delivery and other requirements of the Securities Act. To the extent required, we will use our best efforts to file and distribute, during any period in which offers or sales are being made, one or more amendments or supplements to this prospectus or a new registration statement with respect to the selling stockholder shares to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus, including, but not limited to, the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for selling stockholder shares purchased from a selling stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public, and other facts material to the transaction. In addition, upon ABT being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the selling stockholder shares offered by this prospectus may not simultaneously engage in market-making activities with respect to our common stock during the applicable "cooling off" period five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of selling stockholder shares by the selling stockholders.

         Selling stockholders also may resell all or a portion of the selling stockholder shares in open market transactions in reliance upon Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, provided they meet the criteria and conform to the requirements of such rules.



                    COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

         The validity of the selling stockholder shares offered hereby will be passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. owns 43,823 shares of our common stock and individual members of the firm own additional shares of common stock.

                                    EXPERTS

         The consolidated financial statements and schedule of AgriBioTech, Inc. as of June 30, 1998 and 1997 and for each of the years in the three-year period ended June 30, 1998 are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Beachley Hardy Seed Company as of December 31, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.



         The combined financial statements of Germain's Inc. and W-L Research, Inc. as of September 30, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The combined financial statements of Seed Corporation of America, Inc. and Green Seed Company Limited Partnership as of December 31, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Lofts Seed, Inc. as of November 30, 1997 and December 31, 1996 and for the eleven-month period ended November 30, 1997 and the six-month period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Lofts Seeds, Inc. as of June 30, 1996 and 1995 and for the years then ended have been incorporated by reference herein in reliance upon the report of Amper, Politziner & Matia, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Budd Seed, Inc. as of November 30, 1997 and December 31, 1996 and 1995 and for the ten-month period ended November 30, 1997 and the years ended December 31, 1996 and 1995 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Allied Seed Company, Inc. (a division of Agway, Inc.) as of June 30, 1998 and 1997 and for the years then ended are incorporated by reference in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial Statements of Oseco Inc. as of June 30, 1998 and for the year then ended are incorporated by reference in reliance on the report of KPMG LLP Chartered Accountants incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
-------   -------------------------------------------

       The expenses in connection with the issuance and distribution of the securities being registered shall be borne by the Registrant and are estimated as follows:

       SEC Filing Fee                                  $   4,197.14
       Printing and Engraving Expenses ..............      1,000.00

       Legal Fees and Expenses.......................     20,000.00

       Accounting Fees and Expenses..................     10,000.00
       Miscellaneous.................................      4,802.86
                                                       ------------
                   Total:............................   $ 40,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
-------   -----------------------------------------

     Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

     The Company maintains insurance protecting its directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

     Article Ninth of the Registrant's Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent allowed by the Nevada General Corporation Law ("GCL"), which provides in relevant part as follows:

Section 78.751:
Advancement of Expenses

     1. Any discretionary indemnification under section 5 of this act, unless ordered by a court or advanced pursuant to subsection 5, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 5 of this act or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Indemnification of Officers, Directors, Employees and Agents.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.752:
Insurance and Other Financial Arrangement Against Liability of Directors, Officers, Employees and Agents.

     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

     (a)  The creation of a trust fund.

     (b)  The establishment of a program of self-insurance.

     (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

     (d)  The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4.   In the absence of fraud:

     (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

     (b)  The insurance or other financial arrangement:

          (1)  Is not void or voidable; and

          (2) Does not subject any director approving it to personal liability for his action,

even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.

     Article VI of the Registrant's Bylaws provides as follows:

                                INDEMNIFICATION
                                ---------------

     On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

     On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding.

ITEM 16.  EXHIBITS LIST AND REPORTS ON FORM 8-K
-------   -------------------------------------

EXHIBIT NO.    DESCRIPTION
-----------    -----------

 *  5.1 Securities opinion of Snow Becker Krauss P.C.

 * 23.1 Consent of KPMG LLP

 * 23.2 Consent of Cannon & Company

 * 23.3 Consent of Amper, Politziner & Mattia, P.A.

 * 23.4 Consent of KPMG LLP, Chartered Accountants

 * 23.5 Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this Registration Statement.

 * 24.1 Power of Attorney (on signature page)

____________________
*       Filed with this Registration Statement.


ITEM 17.  UNDERTAKINGS
-------   ------------

     The Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at the that time shall be deemed the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (4)  For the purpose of determining any liability under the Securities
Act, each filing of registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (7) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on January 28, 1999.


                                                  AGRIBIOTECH, INC.

                                                  By: /s/ Johnny R. Thomas
                                                     ---------------------------
                                                     Johnny R. Thomas
                                                     Chairman of the Board

                               POWER OF ATTORNEY

     Each of the undersigned hereby authorizes Johnny R. Thomas as his attorney-in-fact to execute in the name of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such person as attorney-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Johnny R. Thomas               Chairman  of the Board (Principal                 January 28, 1999
--------------------------         Executive Officer) and Director
Johnny R. Thomas

/s/ Kent Schulze                   President and Director                            January 28, 1999
--------------------------
Kent Schulze

/s/ Randy Ingram                   Vice President (Principal                         January 28, 1999
--------------------------         Financial and Accounting Officer)
Randy Ingram

/s/ Scott J. Loomis                Vice President and Director                       January 28, 1999
--------------------------
Scott J. Loomis

/s/ John C. Francis                Vice President, Secretary and Director            January 28, 1999
--------------------------
John C. Francis

/s/ James W. Hopkins               Director                                          January 28, 1999
--------------------------
James W. Hopkins

/s/ Richard P. Budd                Director                                          January 28, 1999
--------------------------
Richard P. Budd
